EXHIBIT 19

PROCEDURE PRO-12

Prohibition on Insider Trading
Purpose
This PRO explains the prohibition, based on federal securities law, against “insider trading” and establishes the enterprise-wide control structure to promote and monitor compliance.
This PRO applies to all employees, contingent labor, consultants, contractors, agents, and members of the Board of Directors (each, a “Covered Person”).

Penalties for non-compliance include:
1. Under federal securities laws, individuals who engage in insider trading or tipping can face substantial criminal and civil penalties, including imprisonment and significant criminal fines and civil penalties.
2. Boeing could also face severe criminal and civil penalties as a consequence of a Covered Person’s insider trading or tipping, and individual controlling persons (e.g., directors, officers, supervisory personnel) could also be liable for civil penalties as a result of such transactions.
3. Covered Persons who fail to comply with this PRO may also be subject to company-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.
Applies To

Function	Business Unit / Operating Group	Program	Location
All Functions	All Boeing	All Boeing Programs	All Locations
1.    Requirements
A.    Covered Persons may not Trade in the stock or other securities of Boeing or the companies noted below, when that person, as a result of Boeing employment or service, is aware of Material Nonpublic Information about Boeing or that company.
1.    This restriction includes Trading in the securities of Boeing and the securities of companies that are current or prospective customers or suppliers of Boeing, those with which Boeing may currently be negotiating to do business, and those that are involved in potential corporate development transactions with Boeing (such as mergers and acquisitions).
2.    Covered Persons may not communicate Material Nonpublic Information learned or developed through Boeing employment or service (“tipping”) to other persons within Boeing whose jobs do not require them to have that information, or outside Boeing unless such disclosure is made in accordance with Boeing’s policies, and

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may not recommend that anyone purchase, hold, or sell any securities on the basis of such information.
Note:    Family Members or Insider Entities and others who have received Material Nonpublic Information from a Covered Person are not permitted to Trade in securities of Boeing and other securities covered by this PRO. It is the obligation of each Covered Person to make Family Members and Insider Entities aware of, and understand and comply with, the provisions and obligations of this PRO.
3.    After Material Nonpublic Information learned or developed through Boeing employment or service has been publicly disclosed through a press release or other official announcement, Covered Persons should not Trade in the securities until 48 hours following the announcement, which period must include at least several hours during which the New York Stock Exchange is open for trading, to allow the market to absorb the information.
4.    Certain elections affecting balances in or contributions into or out of the Boeing Stock Fund within The Boeing Company 401(k) Plan, The Boeing Company Supplemental Savings Plan and The Boeing Company Executive Supplemental Savings Plan (together, the “Plans”) are treated as Trading in Boeing securities, including:
a.    Transfers of any amount into or out of the Boeing Stock Fund of any of the Plans.
b.    A reallocation of balances that affects your Boeing Stock Fund balance in any of the Plans.
c.    An election to have future contributions to any of the Plans invested in the Boeing Stock Fund or any cancellation of or change in such an election.
d.    An election into or out of the rebalancing program in The Boeing Company 401(k) Plan and modification of a prior rebalancing election.
e.    Signing up for the Professional Account Manager program.
5.    Certain elections under The Boeing Company Global Stock Purchase Plan are treated as Trading in Boeing securities, including initial enrollment, increasing or decreasing the amount of periodic payroll deductions, suspending payroll deductions, and withdrawals. Note: automatic re-enrollment into future offering periods without any affirmative action by the employee to change the terms and conditions of such enrollment is not treated as Trading in Boeing securities.
B.    Additional Restrictions
1.    All Covered Persons are strongly urged to Trade in Boeing securities only during the 30-day period beginning on the 3rd business day following the date on which Boeing’s quarterly or annual report is filed with the U.S. Securities and Exchange Commission (the “Trading Window”).

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2.    Certain types of transactions, including Trading in “puts” and “calls” (i.e., publicly traded options to sell or buy stock) and other derivative instruments and engaging in short sales, are often perceived as involving insider trading. Therefore, all Covered Persons are strongly discouraged from such Trading with respect to Boeing securities.
3.    All Designated Insiders must receive pre-clearance from the Corporate Secretary in order to Trade in Boeing securities and, in the case of sales and purchases of Boeing securities, are only permitted to seek such pre-clearance during a Trading Window. From time to time, Designated Insiders may also be advised that no Trading will be permitted until further notice.
a.    If, upon requesting pre-clearance, a Designated Insider is advised that Boeing securities may be Traded and such person determines that he or she does not otherwise possess Material Nonpublic Information, the Designated Insider may Trade the securities within two business days after the clearance. If for any reason the Trade is not completed within the two business days, clearance must be obtained again before the securities may be Traded.
b.    If a Designated Insider does not receive the required clearance, such person may not Trade any Boeing securities under any circumstance, and may not inform anyone of the restrictions. This trading restriction will apply until the Designated Insider receives subsequent clearance to Trade.
4.    To avoid even the appearance of impropriety, Designated Insiders must also refrain from Trading in “puts” and “calls” (i.e., publicly traded options to sell or buy stock) and other derivative instruments and engaging in short sales. In addition, Designated Insiders are prohibited from purchasing Boeing securities on margin, borrowing against any account in which Boeing securities are held, or engaging in hedging, pledging or monetization transactions (such as zero-cost collars) involving Boeing securities.
5.    Designated Insiders will not be subject to the pre-clearance procedure set forth in paragraph 3 for Trades that are executed pursuant to a Rule 10b5-1 plan. All Rule 10b5-1 plans for Designated Insiders must be cleared in writing in advance by the Corporate Secretary in consultation with the Chief Legal Officer and should generally be adopted during the Trading Window and, in any event, may only be adopted when the Designated Insider is not aware of any Material Nonpublic Information. All Rule 10b5-1 plans must comply with the requirements set forth under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
6.    If a person ceases to be a Covered Person at a time when such person is aware of Material Nonpublic Information, this PRO will continue to apply to such person until that information has become public or is no longer material.
7.    Questions concerning any aspect of this PRO should be directed to a Risk Area Focal or the Corporate Secretary before any Trading is initiated.

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2.    Responsibilities
A.    Covered Persons
1.    Comply with the requirements of this PRO.
2.    Comply with insider trading laws.
B.    Risk Area Focals
1.    Serve as a resource to the business unit or function for questions regarding compliance with this PRO.
2.    Provide guidance for complying with requirements and responsibilities for Trading securities.
C.    Corporate Secretary
1.    Provide guidance for complying with requirements and responsibilities for Trading securities.
2.    Authorize clearance for Designated Insiders to Trade in Boeing securities.
3.    In consultation with the Chief Legal Officer, approve all Rule 10b5-1 plans for Designated Insiders.
D.    Chief Compliance Officer
1.    Direct investigations into any alleged insider trading activity.
2.    Refer potentially significant allegations to the Company’s Law Department in accordance with the Company’s policy on misconduct allegations and investigations.
3.    Additional Terms
A.    Corporate Secretary – The Corporate Secretary and members of the Corporate Secretary’s Office.
B.    Designated Insiders – All executive officers, the Corporate Controller, and members of the Board of Directors, as well as certain other employees who are designated and notified by the Corporate Secretary. Designated Insiders also includes any person who served as an executive officer, the Corporate Controller or a member of the Board of Directors for a period of 90 days from the date on which they ceased to serve in such role.
C.    Family Member – Any family member that resides with a Covered Person, anyone else who lives in the household of a Covered Person, and any family member who does not live in the household of a Covered Person, but whose transactions in Boeing securities are directed by the Covered Person or are subject to the Covered Person’s influence or control.

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D.    Insider Entity – Any entities, including corporations, partnerships, or trusts that a Covered Person influences or controls.
E.    Material Information – Information as to which there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to purchase, sell, or hold a security. Any information that could reasonably be expected to affect the price of a security should also be considered material. Examples of information that could be material about Boeing include:
1.    The launch of a new aircraft development or derivative program.
2.    Earnings information, financial results, projections, forecasts or budgets, orders data, or contracting activity.
3.    News about major contracts, orders, suppliers, customers, or the loss thereof.
4.    Mergers, joint ventures, acquisitions, dispositions, tender offers, acquisition or sale of a business segment or unit, or other significant changes in assets.
5.    Changes in members of the Board of Directors, senior management, or other key personnel.
6.    Major events regarding the company’s securities, including a change in dividend policy, the declaration of a stock split, a stock repurchase program, or an offering of additional securities.
7.    Actual pending or threatened claims or litigation (or other events or developments that could lead to litigation) potentially creating significant legal exposure.
8.    Significant cyber-security breaches.
9.    Significant performance developments on major programs.
10.    Major actions of regulatory agencies.
Both positive and negative information can be material. The likelihood that an event will or will not occur affects whether it is material. Any questions or uncertainty concerning the materiality of particular information should be resolved in favor of materiality, and Trading should be avoided.
F.    Material Nonpublic Information – Material Information that has not been made available to the general public by means of a press release or other official announcement or a company filing with the U.S. Securities and Exchange Commission.
G.    Trade/Trading – The purchase, sale or gifting of stocks, bonds, debentures, options, or other securities of companies covered by this PRO. Trading also includes sales of stock that employees acquire through equity awards or by exercise of stock options in a manner that includes sale (i.e., cashless exercise), other trades employees make pursuant to an investment direction under an employee benefit plan such as The Boeing Company 401(k) Plan, trades made under The Boeing Company Global Stock Purchase Plan, and trades employees make in notional company stock accounts in nonqualified

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plans such as The Boeing Company Supplemental Savings Plan and The Boeing Company Executive Supplemental Savings Plan.
Note: Trading does not include mandatory sales effected on behalf of employees (without any affirmative action by the employee) upon the vesting of full value equity awards of such number of shares as are necessary to cover the employee’s tax obligations and does not include bona fide gifts made to Family Members or Insider Entities.
Questions as to what transactions are covered by these terms can be addressed to Risk Area Focals or the Corporate Secretary.